Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Indonesia Energy Corporation Limited on Form F-1 Amendment No.3 of our report dated June 28, 2019, with respect to our audits of the consolidated financial statements of Indonesia Energy Corporation Limited as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein &Pinchuk llp

Marcum Bernstein &Pinchuk llp

New York, New York

July 30, 2019

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumbp.com